EXHIBIT 99.1

Central Vermont Public Service

NEWS RELEASE

For Immediate Release: April 27, 2005

Central Vermont reports first quarter loss resulting from

March 29, 2005 Rate Order

RUTLAND, VT - Central Vermont Public Service (NYSE: CV) reported a first quarter 2005 consolidated loss of $4.6 million, or 39 cents per diluted share of common stock. This compares to first quarter 2004 earnings of $10.4 million, or 82 cents per diluted share of common stock.

In the first quarter of 2005, the Company recorded a $21.8 million pre-tax charge to earnings related to the Vermont Public Service Board's ("PSB") Order issued on March 29, 2005 ("Rate Order") in the rate investigation and the Company's request for a rate increase. The PSB concluded that the Company's retail rates were higher than is just and reasonable, and must be reduced. In its Order, the PSB established rates retroactive to April 7, 2004 and established new rates beginning April 1, 2005. The Rate Order, with revisions from the Company's compliance filing, included the following: 1) a 2.75 percent rate reduction beginning April 1, 2005; 2) a $6.5 million dollar refund to customers; 3) a 10 percent return on equity (reduced from 11 percent); and 4) a requirement that the gain resulting from the 2004 sale of Connecticut Valley's ("CVEC") assets be applied to the benefit of ratepayers to compensate for increased costs to the utility that resulted from costs no longer being allocated to CVEC. The financial statement impacts of the Rate Order are discussed in more detail below.

"While we are disappointed by the Rate Order, management and employees at all levels of the Company are implementing action plans to address the issues at hand in a straightforward manner," said CV President Bob Young. "The Company has overcome greater problems in the past, and I have every confidence that we will resolve our current situation."

Quarterly Performance Summary

The analysis of year-over-year earnings for the utility business is discussed in three parts: recurring earnings from continuing operations, impacts of the Rate Order, and impacts of the 2004 CVEC asset sale.

Utility Business - continuing operations

Operating revenue decreased $2.3 million pre-tax, in the first quarter of 2005 compared to the same period in 2004 due to the following factors:

  Retail sales decreased $1 million primarily due to milder winter weather in 2005 compared to 2004, which reduced sales volume by 1.5 percent.
  Other resale sales decreased $1.3 million primarily due to lower sales volume from forward sale contracts in 2005 compared to 2004.

Purchased Power costs decreased $18.5 million pre-tax, in the first quarter of 2005 compared to the same period in 2004 due to the following factors:

  Long-term purchases decreased $3.3 million primarily related to lower energy prices under the Vermont Yankee purchased power contract and lower Vermont Yankee plant output, and lower output from independent power producers.
  Short-term purchases decreased about $1 million mostly related to lower average prices in 2005.
  Other power-related costs increased about $0.2 million.
  In the first quarter of 2004, in accordance with Statement of Financial Accounting Standards ("SFAS") No. 5, Accounting for Contingencies, the Company recorded a $14.4 million pre-tax loss accrual due to termination of the long-term power contract with CVEC. The loss accrual represented management's best estimate of the difference between expected future sales revenue, in the wholesale market, for the purchased power that was formerly sold to CVEC and the cost of that power. As required by GAAP, the loss accrual is being reversed and amortized against power expense on a straight-line basis through 2015, the estimated life of the power contracts that were in place to source the CVEC power contract.

Other factors that favorably affected 2005 first quarter results compared to the same period in 2004 included: lower interest expense due to the August 2004 bond refinancing, higher equity earnings from our investment in Vermont Electric Power Company, lower medical expenses, and higher interest and dividend income.

Other factors that unfavorably affected 2005 first quarter results compared to the same period in 2004 included: higher service restoration costs due to a major storm in the first quarter of 2005, higher transmission costs associated with the NEPOOL Open Access Transmission Tariff and impairment of available-for-sale securities based on management's intent to liquidate certain securities prior to their maturity.

Utility Business - Rate Order
For accounting purposes, the Rate Order resulted in a $21.8 million pre-tax, or $11.2 million after-tax, unfavorable effect on utility earnings in March 2005, or a 91 cent loss per diluted share of common stock. The primary components of the pre-tax charge to earnings include:

  The Company recalculated utility overearnings (amounts earned in excess of an 11 percent return on equity) for the periods 2001 - 2003 using the cost-of-service-based calculation methodology required in the Rate Order. This resulted in an increase to previously recorded overearnings of $10.8 million plus $1.3 million of additional carrying costs for the period 2001 - 2003. The Rate Order required the Company to amortize this amount over a four-year period ($3.8 million annually) beginning April 1, 2004.

  In March 2005, the Company recorded a net $8.3 million pre-tax charge to earnings. This included a $10.8 million charge to operating expense and $1.3 million to interest expense, offset by amortization of $3.8 million.

  The PSB determined that ratepayers should be compensated for increased costs to the utility that resulted from costs no longer being allocated to CVEC since CVEC's assets were sold in 2004. The Rate Order required that the Company apply $6.6 million to the benefit of ratepayers through amortizations over a three-year period ($2.2 million annually) beginning April 1, 2004.

In March 2005, the Company recorded a net $4.4 million pre-tax charge to earnings. This included a $6.6 million charge to operating expense, offset by amortization of $2.2 million.
  The Company is required to refund customers about $6.5 million, which includes estimated carrying costs, representing over-collections from customers for the period April 7, 2004 though March 31, 2005. Additionally, the PSB subsequently approved application of the $3.8 million regulatory liability for 2004 overearnings to the refund liability.

  In March 2005, the Company recorded a net $2.7 million pre-tax charge to earnings. This included a $4.5 million charge to operating expense for the 2004 portion of the refund, a $1.7 million reduction to retail revenue for the 2005 portion and $0.3 million of other interest expense, offset by reversal of the $3.8 million regulatory liability.

  Other adjustments required in the Rate Order resulted in a net $6.4 million pre-tax charge to earnings in March 2005, primarily related to amortization of certain deferred charges and credits, because the PSB included recovery of these costs in rates that it established for April 2004 through March 2005. Amortizations result in the matching of expenses to the period in which the amounts are recovered in rates. These adjustments resulted in the following:
  $2.4 million increase in purchased power expense;
  $3.2 million increase in operating expenses;
  $0.8 million decrease in interest income;
  $0.4 million increase in other deductions; offset by
  $0.4 million decrease in other interest expense.

Utility Business - 2004 CVEC Asset Sale
In the first quarter of 2004, discontinued operations contributed $12.3 million, or $1.00 per diluted share of common stock to consolidated earnings, reflecting the after-tax gain resulting from the sale of the assets of CVEC. There are no remaining significant business activities related to CVEC.

For accounting purposes, components of the CVEC transaction were recorded in both continuing and discontinued operations on the consolidated 2004 income statement. The gain, net of tax, totaled $12.3 million, but the Company recorded a loss on power costs, net of tax, of $8.4 million relating to termination of the power contract between the Company and CVEC. Combining the two accounting transactions, to assess the total impact of the transaction, resulted in a gain of $3.8 million, or 31 cents per diluted share of common stock, recorded in the first quarter of 2004.

Non-utility Business
Catamount recorded first quarter 2005 earnings of $0.2 million compared to first quarter 2004 earnings of $0.6 million. First quarter 2005 earnings included $1.0 million of other income related to a contingent-based fee associated with the 2004 sale of the Fibrothetford note receivable, while first quarter 2004 earnings included other income of $0.9 million related to a fee associated with Catamount's United Kingdom development efforts. Other items contributing to the first quarter variance included lower equity earnings primarily due to expiration of the Appomattox partnership lease and impairment of equity earnings for certain equity investments, offset by lower business development, miscellaneous and amortization expenses.

Other Developments
The Company has decided not to make an equity investment in Catamount in 2005. However, to ensure Catamount can achieve its development goals, the Company has extended a bridge loan up to $14.8 million to continue construction of the 135-megawatt Sweetwater 3 project in Texas. Catamount is pursuing a credit facility to ensure repayment of the loan within the year.

For the last several years, Catamount has pursued a strategy of selling off its least attractive projects and redeploying the capital in new wind projects. In addition, Catamount is seeking an equity partner to pursue growth opportunities in the future. Catamount's long-term wind development plan, including the Sweetwater projects and other U.S. and U.K. development, is proceeding according to schedule.

2005 Financial Outlook
As a result of the unfavorable Rate Case outcome, the Company is projecting a consolidated loss in the range of 0 to 10 cents per share in 2005.

"Clearly, this rate case outcome was disappointing, but the CV management team is addressing this challenge head on," Young said.

About CV
CV is Vermont's largest electric utility, serving about 150,000 customers statewide. The Company's two non-regulated subsidiaries include Catamount Energy Corporation and Eversant Corporation. Catamount invests in non-regulated energy generation projects in the United States and United Kingdom with a current focus on developing, owning and operating wind energy projects. Eversant sells and rents electric water heaters through a subsidiary, SmartEnergy Water Heating Services.

Forward Looking Statements
Statements contained in this report that are not historical fact are forward-looking statements intended to qualify for the safe-harbors from the liability established by the Private Securities Litigation Reform Act of 1995. Statements made that are not historical facts are forward-looking and, accordingly, involve estimates, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. Actual results will depend, among other things, upon the actions of regulators, performance of the Vermont Yankee nuclear power plant, effects of and changes in weather and economic conditions, volatility in wholesale electric markets, our ability to maintain our current credit ratings and performance of Catamount. These and other risk factors are detailed in the Company's Securities and Exchange Commission filings. The Company cannot predict the outcome of any of these matters; accordingly, there can be no assurance that such indicated results will be realized. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this press release. CV does not undertake any obligation to publicly release any revision to these forward-looking statements to reflect events or circumstances after the date of this press release.

Central Vermont Public Service Corporation
Earnings (Loss) per Diluted Share Reconciliation

First quarter 2005 vs. first quarter 2004:

2004 Earnings per diluted share		$.82

Year over Year Effects on Earnings:
Lower purchased power costs (a)	.20
Catamount - lower earnings	(.03)
Lower retail and firm sales (b)	(.05)
Lower resale sales	(.06)
Other	(.05)
Subtotal		.01

Net impact of March 29, 2005 Rate Order		(.91)

Net impact CVEC sale recorded in 2004:
Gain on discontinued operations	(1.00)
SFAS No. 5 loss accrual - termination of power contract	.69
		(.31)

2005 Loss per diluted share		(.39)

(a) - Excludes effect of Rate Order and 2004 SFAS No. 5 loss accrual
(b) - Excludes effect of Rate Order

Central Vermont Public Service Corporation - Consolidated Earnings Release (unaudited) Quarters Ended March 31, 2005 and 2004 (dollars in thousands, except per share amounts)
	2005	2004
Utility Operating Data Retail and firm sales (mWh)	602,582	612,133
Operating revenues: Retail and firm sales Resale sales Other operating revenue Total operating revenue	$69,120 8,910 2,136 $80,166	$71,785 10,186 2,143 $84,114
Operating expenses: Purchased power Other operating expense Total operating expense	$41,847 39,229 $81,076	$57,922 26,812 $84,734

Net (Loss) Income and Common Stock
   (Loss) Income from continuing operations
   Income from discontinued operations
Net (Loss) Income
   Preferred stock dividend requirements
(Loss) Earnings available for common stock

	$(4,627) - $(4,627) 92 $(4,719)	$(1,906) 12,256 10,350 258 $10,092
Average shares of common stock outstanding: Basic Diluted	12,219,130 12,387,913	12,063,879 12,286,867
(Loss) Earnings per share of common stock - basic: Continuing operations Discontinued operations (Loss) Earnings per share	$(.39) - $(.39)	$(.18) 1.02 $.84
(Loss) Earnings per share of common stock - diluted: Continuing operations Discontinued operations (Loss) Earnings per share Dividends per share of common stock	$(.39) - $(.39) $.23	$(.18) 1.00 $.82 $.23
Non-regulated Business Catamount Energy Corporation: Earnings per basic and diluted share of common stock Eversant Corporation: Earnings per basic and diluted share of common stock	$.02 $.01	$.05 $.01
Media Inquiries:	Steve Costello, Director of Public Affairs (802) 747-5427; e-mail: scostel@cvps.com (802) 775-0486 (home) (802) 742-3062 (beeper)
Contact:	Jean H. Gibson, Senior Vice President, Chief Financial Officer and Treasurer (802) 747-5435; e-mail: jgibson@cvps.com